CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 30, 2022, relating to the financial statements and financial highlights of the Abraham Fortress Fund, a series of Investment Managers Series Trust II, for the period October 13, 2021 (beginning of reporting period) through June 30, 2022, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Service Providers” and “Portfolio Holdings Information” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

September 30, 2022